Exhibit 99.1

GLOBALOPTIONS GROUP INC. BOARD OF DIRECTORS AUTHORIZES
REPURCHASE OF
UP TO $3 MILLION OF COMMON STOCK

New York, New York (October 28, 2010) - GlobalOptions Group, Inc. (Nasdaq: GLOI) (the “Company” or “GlobalOptions Group”), a leading provider of risk mitigation and management services, announced today that its Board of Directors authorized the repurchase of up to $3 million of the Company’s common stock over a period of 18 months, at such times, amounts and prices as the Company shall deem appropriate.  The Company intends to initiate an open market share repurchase program as soon as practicable to repurchase up to $3 million of the Company’s common stock.  The repurchases may take place in the open market or in privately negotiated transactions, and may be made under a Rule 10b5-1 plan.

“The planned stock repurchases are consistent with our previously-stated intention to return capital to our stockholders,” said Dr. Harvey W. Schiller, Chairman and CEO of the Company.

GlobalOptions Group

GlobalOptions Group (NASDAQ: GLOI), with headquarters in New York City, is a leading provider of risk mitigation and management services, including forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations. Additional information is available at www.globaloptionsgroup.com.

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made.  To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including the successful integration of acquired businesses and revenue run rates.

Certain of these risks and uncertainties are described in greater detail in GlobalOptions Group’s filings with the SEC.  The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.